EXHIBIT NO. 99.(j)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to Registration No. 2-50409 on Form N-1A of our reports dated June 16, 2008, relating to the financial statements and financial highlights of MFS Bond Fund, MFS Limited Maturity Fund, MFS Municipal Limited Maturity Fund, MFS Research Bond Fund & MFS Research Bond Fund J, appearing in the Annual Reports on Form N-CSR of MFS Series Trust IX for the year ended April 30, 2008, and to the reference to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

August 25, 2008